SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report

April 26, 2002

(Date of earliest event reported)

BankAtlantic Bancorp, Inc.

(Exact name of registrant as specified in its Charter)

Florida (State of other jurisdiction or incorporation or organization)	34-027228 (Commission File Number)	65-0507804 (IRS Employer Identification No.)

1750 East Sunrise Blvd. Ft. Lauderdale, Florida	33304

(Address of principal executive offices)	(Zip Code)

(954) 760-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

     On April 26, 2002, Ryan Beck & Co., L.L.C. (“Ryan Beck”), a wholly owned subsidiary of BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”), acquired certain of the assets and assumed certain of the liabilities of Gruntal & Co., L.L.C. (“Gruntal”), a broker dealer headquartered in New York. In connection with the transaction, it is anticipated that approximately 600 investment consultants from Gruntal will accept employment with Ryan Beck and approximately $14 billion in customers’ portfolio assets will move to Ryan Beck, creating a combined firm of over 700 investment consultants located in 34 offices nationwide, with approximately $19 billion in client assets. In addition, the transaction included the acquisition of all of the outstanding equity interests in Gruntal’s wholly-owned subsidiary, The GMS Group, L.L.C. (“GMS”), which focuses on tax-exempt securities. Ryan Beck also offered employment to certain persons involved in capital markets activities, including institutional sales and trading, research, investment banking and other groups. Specifically excluded from the liabilities assumed were any liabilities for litigation, arbitration or other claims relating to Gruntal’s operations prior to April 26, 2002.

     The assets that were acquired by Ryan Beck include all of Gruntal’s customer accounts, furniture, leasehold improvements and equipment owned by Gruntal at the offices where the investment consultants are located, all of the equity interests in GMS, assets related to Gruntal’s deferred compensation plan (subject to the obligations owed to participating investment consultants) and forgivable loans. In connection with the transaction, Ryan Beck committed to increase its capital by up to $15 million. BankAtlantic Bancorp has already contributed $7.5 million and may contribute up to an additional $7.5 million. The transaction involves the acquisition of a variety of assets and the payment or assumption of specified liabilities all of which was part of one integrated transaction.

     The consideration provided by Ryan Beck for this transaction was the assumption of certain liabilities which relate specifically to the acquired assets and the payment of approximately $6.0 million in cash. Ryan Beck has also agreed for up to 90 days following the transaction to pay on behalf of Gruntal the rent due on certain offices where the former Gruntal investment consultants are located and to pay the vendor contracts related to such offices. Subject to certain conditions, Ryan Beck will assume some or all of those leases and vendor contracts at the end of the 90-day period or, in the alternative, leave them with Gruntal by notifying Gruntal that it will not assume the leases or payment obligations. Ryan Beck is not obligated to assume the real estate lease for a specific branch office or the related furniture, fixture and equipment contracts and vendor contracts, unless certain specified conditions are met 10 days before the end of the 90-day period.

     The Amended and Restated Agreement, dated as of April 20, 2002, is filed as an exhibit to this Form 8-K and the foregoing description is qualified in its entirety by reference to that Agreement.

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     While this transaction significantly increased the size of Ryan Beck, its success will be dependent upon Ryan Beck’s ability to integrate the Gruntal operations, successfully manage a much larger organization and retain its new employees. Although Ryan Beck assumed a deferred compensation plan for participating investment consultants, and Ryan Beck will put in place a retention plan of at least $9.0 million for certain investment consultants, key employees and others, the investment consultants and other employees may choose not to remain with Ryan Beck. There is no assurance that the acquisition will perform as expected or that it will not adversely affect results of operations.

Item 7. Financial Statements and Exhibits

     (a)  The financial statements of the business acquired will be filed by amendment to this Form 8-K. BankAtlantic Bancorp currently intends to file such amendment within 60 days.

     (b)  The proforma financial information required by Regulation S-X relating to the acquired business will be filed as stated in Item 7(a) above.

     (c)  Exhibits

2.1	Amended and Restated Agreement, dated April 20, 2002, by and among Gruntal Financial, LLC, Gruntal & Co., LLC and Gruntal Facilities Management LLC and Ryan, Beck & Co., LLC.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANKATLANTIC BANCORP, INC.

	By:	/s/ Alan B. Levan

Alan B. Levan,

Chairman, President and Chief Executive Officer

Dated: May 9, 2002

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EXHIBIT INDEX

Exhibit	Description

2.1	Amended and Restated Agreement, dated April 20, 2002, by and among Gruntal Financial, LLC, Gruntal & Co., LLC and Gruntal Facilities Management LLC and Ryan, Beck & Co., LLC.